Consent of KPMG LLP, Independent Auditors

The Board of Directors
Ruby Tuesday, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-32697, 333-03165, 33-20585, 333-39321, 333-03157, 33-70490, 333-03153, 33-46220, 33-56452, 333-03155, 333-77965, 333-88879, 333-39231 and 333-100738) on Form S-8 and (No. 33-57159) on Form S-3 of Ruby Tuesday, Inc. of our report dated July 8, 2003, except as to Note 11 which is as of July 9, 2003, with respect to the consolidated balance sheets of Ruby Tuesday, Inc. and subsidiaries as of June 3, 2003 and June 4, 2002, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 3, 2003, and all related financial statement schedules, which report appears in the June 3, 2003 annual report on Form 10-K of Ruby Tuesday, Inc.

/s/ KPMG LLP
Louisville, Kentucky
August 15, 2003